Exhibit 10.6

Entrust Feeding Agreement

Entrusting Party:  Heilongjiang Xinhua Cattle Industry Co., Ltd. (hereinafter “Party A”)
Entrusted Feeder:  Longjiang Sanniu Dairy Farming Co., Ltd. (hereinafter “Party B”)

In consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by both parties as follows:

1.  Subject of the Agreement

During the term of this Agreement, Party A shall provide Party B with healthy adult cows, and Party B shall be responsible for the feeding and raising of the cows as well as the raw milk production, etc.

2.  Quantity, Price and Method of Payment

1) Quantity:  2,400;
2) Expenses:  Entrusting fee: RMB 1,008,000 per month; Feeding expenses: RMB 360,000 per month; Total: RMB 1,368,000 per month;
3) Payment:  Party A shall pay the fees and expenses to Party B by wire transfer by the end of each month.

3.  Delivery

1) Within two (2) days after the execution of this Agreement, Party A shall deliver the cows to Party B’s location, and retrieve the cows prior to the expiration of this Agreement; Party A may choose the means of transportation and shall be responsible for the transportation expenses and related risks;
2) Party B shall coordinate with Party A in connection with the delivery, and timely accepts the cows.

4.  Risk Assumption

1) Party B shall timely inform Party A of any injury or death of the entrusted cows. Party B shall indemnify Party A for any damages resulting from Party B’s negligence in feeding the cows;
2) Party B shall not be responsible for any loss or damages to the cows resulting from the cows themselves. For damages to Party B resulting from the cows, Party A shall indemnify Party B for such loss and damages;
3) For damages to Party A resulting from any third parties, Party A may request indemnification from Party B. After paying the indemnification, Party B may seek reimbursement from the third party.

5.  Title of the Natural Fruits

1) All raw milk produced by the entrusted cows belongs to Party A;
2) All calves produced by the entrusted cows belong to Party A;
3) All dregsing produced by the entrusted cows belongs to Party A.

6.  Term

Two (2) years in total: from October 1, 2010 to September 30, 2012.

7.  Rights and Obligations

1) The cows delivered by Party A shall be in a good and healthy condition;
2) Party A shall make the payment on time;
3) Party A shall timely retrieve the calves and dregsing;
4) Party B shall be solely responsible for the production of the milk, and timely deliver the milk to Party A every day. Party A will then deliver the milk to the milk collection station. Party B shall ensure each cow produce at least 20 kilograms of raw milk each day, with a pass rate of over 99%;
5) Party B shall conduct periodic breeding for the young cattle and cows pursuant to Party A’s requirements. The breeding procedure shall be conducted by vets designated by Party A. Party A will cover all the breeding expenses;
6) Calves produced by the cows shall be owned by Party A. The calf delivery procedure shall be conducted by vets designated by Party A. Male calves shall be sold by Party A. Female calves shall be raised by Party B.

8.  Breach Liability

1) Party A shall compensate Party B a late payment fee equal to 3% of the unpaid amount for each day delay. For delay over 10 days, Party B shall be entitled to terminate the Agreement and request 30% compensation from Party A. For damages over 30%, Party B shall be entitled to reimburse from Party A;
2) Party A shall pay a daily reservation fee of RMB 300 should Party A fail to timely retrieve the calves or dregsing.

9.  Termination of Agreement

1) Both parties shall negotiate to terminate this Agreement upon occurrence of events rending such termination;
2) Party A may terminate this Agreement if Party B becomes bankrupt or dissolves;
3) One party may terminate this Agreement should the other party materially breach this Agreement, and the breaching party shall bear all the loss and damages.

10.  Force Majeure

If any party fails to perform this Agreement due to force majeure, the party shall timely inform the other of the reason for such failure. After obtaining certificates from relevant authorities, the party may be permitted to postpone or relieve from performing this Agreement.

11.  Dispute Resolution

All disputes arising from the performance of this Agreement shall be settled through timely negotiation by both parties; In the event that the dispute could not be settled through negotiation, any party may submit the dispute to relevant authority for medication, to the arbitration committee for arbitration, or to the people’s court for litigation.

12.  Miscellaneous

1) If both parties intend to continue the entrustment arrangement upon the expiration of this Agreement, the parties shall sign a new entrust feeding agreement;
2) Issues not covered in this Agreement may be supplemented by both parties in a separate agreement;
3) This Agreement shall be executed in two(2) copies with each party holding one copy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and become effective as of the date below upon the signature and seals by both parties.

Party A	Party B
Heilongjiang Xinhua Cattle Industry Co., Ltd.	Longjiang Sanniu Dairy Farming Co., Ltd.

Date: September 30, 2010	Date: September 30, 2010